Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (Nos. 333-146638), the Registration Statements on From S-4 (Nos. 333-140302 and 333-136978) and the Registration Statements on Form S-8 (Nos. 333-163072, 333-139957 and 333-127092) of Allis-Chalmers Energy Inc. of our reports dated March 9, 2010, with respect to the consolidated financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appear in this Annual Report on Form 10-K for the year ended December 31, 2009.
/s/ UHY LLP
Houston, Texas
March 9, 2010.